Exhibit 99.1
FOR IMMEDIATE RELEASE

February 20, 2025

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year 2024 Operating Results

DALLAS, TEXAS, February 20, 2025 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $174.4 million for the quarter ended December 31, 2024. In comparison, for the quarters ended September 30, 2024 and December 31, 2023, the Bank reported net income of $184.4 million and $212.4 million, respectively. For the year ended December 31, 2024, the Bank reported net income of $726.6 million, as compared to $874.5 million for the year ended December 31, 2023.

Total assets at December 31, 2024 were $127.7 billion, compared with $124.9 billion at September 30, 2024 and $128.3 billion at December 31, 2023. Average total assets decreased from $138.6 billion and $154.4 billion for the quarter and year ended December 31, 2023, respectively, to $122.5 billion and $124.8 billion for the corresponding periods in 2024. The $2.8 billion increase in total assets during the fourth quarter of 2024 was primarily attributable to increases in the Bank's short-term liquidity holdings ($6.3 billion) and mortgage loans held for portfolio ($0.2 billion), partially offset by a decrease in the Bank's advances ($3.7 billion). The $0.6 billion decrease in total assets during the year ended December 31, 2024 was attributable primarily to a decrease in the Bank's advances ($12.3 billion), partially offset by increases in the Bank's short-term liquidity holdings ($9.8 billion), long-term investments ($1.2 billion) and mortgage loans held for portfolio ($0.7 billion).

Advances totaled $67.7 billion at December 31, 2024, compared with $71.4 billion at September 30, 2024 and $80.0 billion at December 31, 2023. The Bank's mortgage loans held for portfolio totaled $5.8 billion at December 31, 2024, as compared to $5.6 billion at September 30, 2024 and $5.1 billion at December 31, 2023.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised of U.S. agency residential mortgage-backed securities (MBS), totaled $0.2 billion, $0.2 billion and $0.3 billion at December 31, 2024, September 30, 2024 and December 31, 2023, respectively. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $19.0 billion at December 31, 2024, as compared to $19.0 billion at September 30, 2024 and $17.7 billion at December 31, 2023. At December 31, 2024, September 30, 2024 and December 31, 2023, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury

Notes and, from time to time, may also include cash held at the Federal Reserve. At December 31, 2024, September 30, 2024 and December 31, 2023, the Bank's short-term liquidity holdings totaled $34.4 billion, $28.1 billion and $24.6 billion, respectively.

The Bank's retained earnings increased to $2.849 billion at December 31, 2024 from $2.743 billion at September 30, 2024 and $2.413 billion at December 31, 2023. On December 27, 2024, a dividend of $68.3 million was paid to the Bank's shareholders.

For the year ended December 31, 2024, the Bank set aside $82.4 million for its Affordable Housing Program (AHP), which was comprised of an $80.7 million statutory assessment and a $1.7 million voluntary contribution. In addition, during the year ended December 31, 2024, the Bank made available $38.9 million for its voluntary loan programs, and it funded $12.9 million in voluntary grant programs and donations.

Additional selected financial data as of and for the quarter and year ended December 31, 2024 (and, for comparative purposes, as of September 30, 2024 and December 31, 2023, and for the quarters ended September 30, 2024 and December 31, 2023 and the year ended December 31, 2023) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-K for the year ended December 31, 2024 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced funding solutions, liquidity, and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2024
(Unaudited, in thousands)

	December 31, 2024	September 30, 2024	December 31, 2023
Selected Statement of Condition Data:

Assets
Investments (1)	$53,740,886	$47,351,165	$42,631,192
Advances	67,743,248	71,357,743	79,951,855
Mortgage loans held for portfolio, net	5,764,053	5,574,177	5,088,642
Cash and other assets	476,861	589,008	592,923
Total assets	$127,725,048	$124,872,093	$128,264,612

Liabilities
Consolidated obligations
Discount notes	$21,637,276	$26,969,170	$8,598,022
Bonds	96,215,218	87,878,910	109,536,207
Total consolidated obligations	117,852,494	114,848,080	118,134,229
Mandatorily redeemable capital stock	181	184	506
Other liabilities	2,676,712	2,799,111	2,870,657
Total liabilities	120,529,387	117,647,375	121,005,392
Capital
Capital stock — putable	4,168,043	4,330,775	4,737,388
Retained earnings	2,848,948	2,742,927	2,412,983
Total accumulated other comprehensive income	178,670	151,016	108,849
Total capital	7,195,661	7,224,718	7,259,220
Total liabilities and capital	$127,725,048	$124,872,093	$128,264,612

Total regulatory capital (2)	$7,017,172	$7,073,886	$7,150,877

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Selected Statement of Income Data:
Net interest income (3)	$212,454	$226,553	$251,393	$891,592	$1,017,913
Other income	20,064	18,658	20,232	63,803	91,718
Other expense	38,774	40,324	35,611	148,026	137,974
AHP assessment	19,375	20,489	23,603	80,742	97,206
Net income	$174,369	$184,398	$212,411	$726,627	$874,451

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of December 31, 2024, September 30, 2024 and December 31, 2023, total regulatory capital represented 5.49 percent, 5.66 percent and 5.58 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision for credit losses.

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